CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of The Calvert Fund

We consent to the incorporation by reference in Post-Effective Amendment No. 35 to the Registration Statement of The Calvert Fund on Form N-1A (File Numbers 2-76510 and 811-3416) of our report dated April 10, 1998 on our audit of the financial statements and financial highlights of Calvert New Vision Small Cap Fund, which report is included in the Annual Report to Shareholders for the year ended September 30, 1997, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption "Independent Accountants and Custodians" in the Statement of Additional Information.


COOPERS & LYBRAND L.L.P.
Baltimore, Maryland
May 4, 1998